Exhibit 5.1

2000 PENNSYLVANIA AVE., NW	MORRISON & FOERSTER LLP
WASHINGTON, D.C.
20006-1888	NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
TELEPHONE: 202.887.1500	SACRAMENTO, SAN DIEGO,
FACSIMILE: 202.887.0763	DENVER, NORTHERN VIRGINIA,
WASHINGTON, D.C.
WWW.MOFO.COM
TOKYO, LONDON, BERLIN, BRUSSELS,
BEIJING, SHANGHAI, HONG KONG,
SINGAPORE

November 15, 2016

Board of Directors

Farmland Partners Inc.
4600 S. Syracuse Street, Suite 1450

Denver, Colorado 80237

Re: Registration Statement on Form S-4, as amended

Ladies and Gentlemen:

We are acting as counsel to Farmland Partners Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-213925)(the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance  of up to 14,896,199 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), in connection with the Agreement and Plan of Merger, dated as of September 12, 2016, by and among the Company, Farmland Partners Operating Partnership, LP, Farmland Partners OP GP LLC, FPI Heartland LLC, FPI Heartland Operating Partnership, LP, FPI Heartland GP LLC, American Farmland Company and American Farmland Company L.P. (the “Merger Agreement”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in with the authorization and issuance of the Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following (i) the effectiveness of the Registration Statement and (ii) the issuance of the Shares pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is furnished to you in connection with the filing by the Company of the Registration Statement and may not be relied upon for any other purpose without our express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP